Exhibit 10.25

JOINT VENTURE OPERATIONS AGREEMENT

This Agreement made the 14th day of May, 2020

BETWEEN:

CANARY RX INC.

(hereinafter referred to as “Canary”)

-and-

9258159 CANADA INC.

(hereinafter referred to as "Thrive") (together with Canary, the "Shareholders" and each a "Shareholder")

-and-

2755757 ONTARIO INC.

(hereinafter “JVCo”)

WHEREAS:

A.	Canary is in the business of legal cultivation, processing, and sale of cannabis (“Cannabis”) pursuant to a license issued by Health Canada in its name as License No. LIC-9B4CKDEB1R-2019 (“Grow License”) having a licensed site on lands and premises municipally known as 385 Second Ave. West, Simcoe, Ontario (the “Licensed Site”).

B.	Thrive is in the business of legal cultivation, processing, and sale of cannabis pursuant to a license issued by Health Canada in its name as License No. LIC-8L6R4DOSCE-2018-4 having a licensed site on lands and premises municipally known as 41 Townline Road, Simcoe, Ontario

C.	JVCo is a corporation incorporated by the Shareholders for the purpose of operating and managing a portion of the Licensed Site with respect to the legal cultivation and processing of Cannabis in compliance with the laws of Canada (the "Business").

D.	The Shareholders have brought complementary assets and experience to the JVCo for the purpose of facilitating the Business and the Activities (hereinafter defined) from and within no more than seven (7) rooms within the Licensed Site set out in Schedule “A” hereof (the “Grow Facilities”) in a manner which represents the interests of the JVCo and, by extension thereof, the Shareholders.

NOW, THEREFORE, in consideration of the mutual terms, obligations and provisions set forth herein, the Parties hereto agree as follows:

1.	Term and Termination

(a)	Term. This Agreement shall commence on the 14th day of May, 2020 (the “Effective Date”) and continue for a period of Five (5) years thereafter (the “Term”), subject to the terms and provisions of Section 13 of this Agreement.

2.	Grow Facilities.

(a)	JVCo shall operate the Business within the Licensed Site and Grow Facilities, which as at the date hereof shall consist of seven (7) rooms, provided that Canary may, in its sole and absolute discretion, exercisable at any time throughout the Term on six (6) months’ written notice (the “Reduction Period”) to the JVCo reduce the Grow Facilities to six (6) rooms of its choosing (the “Reduced Room”), whereupon the Corporation shall, on the first day following the Reduction Period, deliver up possession thereof to Canary in a state and condition as it would be required to deliver upon the Grow Facilities at the expiration or earlier termination of the Term in accordance with Section 14 hereof, provided that as at the date of the delivery of such notice by Canary, there exists a Grow in cycle in the Reduced Room and such cycle shall not be completed upon the last day of the Reduction Period, the Reduction Period shall be automatically extended to complete such existing Grow Cycle as determined by Canary from to time acting reasonably. Upon JVCo’s delivery of the Reduced Room to Canary, proportion of 7/8th set forth in Section 7(a) hereof shall be amended to six-eighth (6/8th).

(b)	Provided that JVCo performs the covenants herein on its part contained and subject to the other terms and provisions of this Agreement, Canary shall provide JVCo with unrestricted and unfettered access to the Grow Facilities and other areas of the Licensed Site as may reasonably be required by JVCo in the furtherance of the cultivation and process of Cannabis and Cannabis products within the Grow Facilities (the “Grow”), it being understood that it is a material inducement of this Agreement that JVCo shall have access to the Licensed Site and Grow Facilities for the entire duration of the Term, as aforesaid.

3.	Grow License and Ownership of Cannabis and Cannabis Products and Licensed Site.

(a)	The Parties acknowledge and agree that Canary shall, at all times, own and retain and does not hereby grant to JVCo any right, title, and interest in and to the Licensed Site (and Canary’s leasehold interest therein), any improvements therein, or fixtures therein (existing as at the Effective Date), or the Grow License.

(b)	The Parties further acknowledge and agree that Canary shall, at all times, own and retain all title to all Cannabis and Cannabis products of the Grow, provided that in consideration for JVCo’s provision of the Activities pursuant to the terms and provisions of this Agreement:

(i)	Canary shall, at all times including without limitation in the event of a dispute, transfer and deal with the Grow pursuant to the to the direction of JVCo; and

(ii)	Canary shall direct the payment of all Sale Proceeds (hereinafter defined) to JVCo in accordance with Section 7 of this Agreement with an understanding that such Sale Proceeds shall be handled, disbursed, and allocated by JVCo as provided for the Unanimous Shareholders Agreement dated the 14th day of May, 2020 as between the Parties hereto (the “Shareholders’ Agreement”).

(c)	The Parties further acknowledge and agree that nothing in this Agreement shall preclude, restrict, impede, or otherwise prevent Canary from amending the Grow License to expand the parties to whom or to expand and/or amend the operations at and the purposes for which it is lawfully permitted to sell Cannabis and Cannabis products cultivated or produced from the Licensed Site.

4.	Activities. During the Term of this Agreement, the JVCo shall be responsible for the administration, operation and management of the Grow Facilities along with all other ancillary activities typically required by Grow Facilities of a similar type and size, which may include, but are not limited to, the following (hereinbefore and hereinafter collectively referred to as the “Activities”), all of which shall be provided in a manner and with a view of maximizing the Grow and the benefit to the JVCo at the Grow Facility, and the quality, sale, and profits to be derived therefrom, which shall be subject to ongoing compliance in respect of governmental requirements which are applicable to the Activities and Business:

(a)	cultivation, production, marketing, distribution and sale of Cannabis and cannabis products at and from the Grow Facilities (including the breeding and preserving of Cannabis genetics to the greatest extent reasonably possible);

(b)	responsibility for securing any certificates of origin, transport documents, approvals, licenses, permits, registrations or clearances, which may be required to cultivate, produce, market, distribute and sell Cannabis and Cannabis products at and from the Grow Facilities;

(c)	observing, performing and complying with all terms, conditions, obligations, restrictions and stipulations of: (i) the Grow License and any other license held or to be held by Canary in respect of the Grow, as well as the Cannabis Act, provincial and municipal laws and all other applicable Laws, including without limitation, the provision of information to Health Canada or any other applicable governmental entity in relation thereto, and (ii) the Grow Facilities;

(d)	observing, performing and complying with all requisitions and requirements of any governmental entity relating to the Grow License and any other license held or to be held by Canary in respect of the Grow and the Grow Facilities;

(e)	all things necessary to exercise any right of renewal or amendment in respect of the Grow License and any other license held or to be held by Canary in respect of the Grow;

(f)	delivery to Canary copies of all information and documentation filed with Health Canada and any other applicable governmental entity in relation to the Grow License and any other license held or be held by Canary in respect of the Grow, the business of Canary in respect of the Grow, and Grow Facilities;

(g)	prompt delivery to Canary copies of all notices and other communications and documents received by it from any governmental entity in relation to the Grow License and any other license held or to be held by Canary in respect of the Grow, the business of Canary in respect of the Grow, and the Grow Facilities;

(h)	ensuring the effective, efficient and successful administration, operation and management of Grow Facilities;

(i)	selecting, contracting with, and supplying all employees, third party consultants, independent contractors, vendors or service providers, which are necessary for the administration, operation and management of the Grow Facilities;

(j)	implementing all actions necessary to ensure the quality, safety and security of the Grow Facilities and Cannabis plants;

(k)	engaging, training, evaluating and terminating employees and independent contractors of the Grow Facilities;

(l)	sourcing and retaining all independent contractors for the successful operation and management of the Grow Facilities;

(m)	implementing all actions necessary to ensure all employees and independent contractors of the Grow Facilities have acquired and maintain, in good standing at all times, any required security clearances under the Cannabis Act (Canada);

(n)	responsibility for logistics management, product procurement, product inventory management, administration and operation of the Grow Facilities including, but not limited to the cultivation, harvest, preparation and packaging, of Cannabis, in complete compliance with the necessary laws and all other rules, requirements and regulations, on behalf of the Canary;

(o)	responsibility for the daily administration, operation and management of all aspects of the Grow;

(p)	procuring, ensuring and maintaining all regulatory approvals in respect of the Grow License or any other license held or to be held by Canary in respect of the Grow, the business of Canary in respect of the Grow, and the Grow Facilities;

(q)	JVCo shall, from time to time and no later twenty (20) days following written request by a Shareholder, provide such Shareholder with the following:

(i)	Harvest plans and forecasts (with a view of maximizing Grow revenues and profits from the Grow Facilities) detailing quantity, varietal and style of Cannabis and Cannabis products to be cultivated, produced, marketed, distributed and sold from the Grow Facilities, the forecasted cost, expenses, revenues, and profits associated therewith, and such other and further details and information as may be reasonably requested by such Shareholder from time to time (the “Harvest Plans and Forecasts”), and do all things reasonably necessary to meet such Plans and Forecasts;

(ii)	Work plans for the maintenance, expansion and/or improvement of the Grow and the Grow Facilities (with a view of maximizing Grow revenues and profits from the Grow Facilities) detailing all the supply of all services and materials, and costs and expenses associated therewith and any further and other details and information as may be reasonable requested by the Shareholder (“Maintenance and Work Plans”);

(iii)	Such further and other information, plans, forecasts, projections, reports, etc., as may be reasonably requested by the Shareholder in respect of the cultivation, production, marketing, distribution and sale of Cannabis and cannabis products at and from the Grow Facilities.

5.	Cooperation with JVCo. In performing the Activities, the JVCo shall, having regard to the Activities enumerated under Section 4 hereof, have discretion in respect of the Grow, and, Canary shall not unreasonably refuse or withhold its consent and/or its execution of any instrument, contract, purchase order, or other document as JVCo, may reasonably require of Canary as the holder of the Grow License, provided that:

(a)	Canary shall not be required to provide its consent to or execute any such instrument, contract, purchase order, or other document which that would constitute or result in a contravention or breach of any laws, this Agreement or any other agreement to which the Canary and/or the JVCo may be a party or any other agreement made pursuant thereto or may not comply with government requirements and applicable laws relating to the Grow License.

(b)	In exercising its discretion, as aforesaid, the JVCo shall, at all times, act in its best interests of JVCo and its Shareholders.

6.	Costs and Expenses Related to the Grow Facilities and Grow Management. In undertaking the Activities, the JVCo shall be responsible for the following:

(a)	All ongoing costs and expenses related to the Grow, the maintenance, operation, and cultivation of the Grow Facilities, and the ongoing cultivation, harvest, preparation, storage and security of the Cannabis in compliance with the terms and covenants of this Agreement, and all laws, rules, and regulations, including, without limitation:

(i)	Employees, independent contractors, and other personnel;

(ii)	The planting, cultivation, harvest, preparation, production, packaging, storage and security of Cannabis; and

(iii)	Expenditures, reasonably attributed to the Grow Facilities, related to the acquisition of seeds and nutrients, maintenance, utilities, equipment, storage and all costs and expenses related to the requisite security, staff labor, packaging, in compliance with all laws, rules and regulations and the ensuring that any and all fixtures, equipment and systems used in connection with the Grow Facility are, subject to the terms and provisions of the Shareholders’ Agreement, repaired and maintained in a good and workmanlike manner, and replaced as required throughout the Term as and pursuant to terms and conditions determined by the JVCo, acting reasonably, including, but not limited to fertilization, irrigation, chillers, HVAC, fans, lighting systems, and any automated systems used in connection with the Grow Facility and or accounting and/or fertigation servicing. Notwithstanding the above, the JVCo shall be responsible for repairing any damage caused by use that is outside the design parameters or intended use of such equipment.

(b)	All ongoing costs and expenses related to the management and oversight of the Grow (“Growth Management”), in compliance with the terms and covenants of this Agreement and all laws, rules, and regulations, including, without limitation, expenditures related to management personnel sufficient to competently manage and oversee the overall grow operation on a daily basis, in compliance with all laws, rules and regulations, and as required in in the JVCo's discretion.

(c)	At its sole cost and expense, maintain and ensure the Grow License in good standing and comply with the terms and provision thereof including without limitation quality, security, etc. (“License Maintenance Costs”) provided that if and to the extent that Canary or some other person with Canary’s (the “Third Party Operator”) consent actively engages in business within the 8th room (or the 7th room in the event of a Reduced Room) (“Canary’s Ancillary Use”):

(A)	The JVCo shall remain responsible to maintain and ensure the Grow License is in good standing and comply with the terms and provisions thereof, provided that Canary shall be responsible to ensure that any Third Party Operator operating within the Licensed Facility comply with the reasonable directions of the JVCo to the extent such directions relate to the maintenance and standing of the Grow License and the overall successful stewardship of the Business;

(B)	Canary shall reimburse the JVCo a proportion of the License Maintenance Costs, as reasonably determined by Canary having regard to nature and production relating to and arising from the Grow and Canary’s Ancillary Use and shall, subject to Section 6(c)(A) hereof, ensure that Canary’s Ancillary Use shall at all times comply with the requirements of the Grow License; and

(C)	Canary hereby covenants and agrees to indemnify and save harmless the JVCo and Thrive from and against any loss or damage suffered as a result of, and, where applicable, to also reimburse the JVCo or Thrive, as the case may be, for any amounts paid in connection with, any and all losses, liabilities and expenses, including interest, penalty and legal, accounting, or professional fees, of any kind, inclusive of lost revenue from business interruption at the Licensed Site that would otherwise be derived therefrom, resulting from or arising out of the act or omission of any of Third Party Operator at the Licensed Site provided that such loss or damage does not arise or result from the willful act, negligence, or breach of a term or provision of this Agreement or the Shareholders’ Agreement by JVCo or Thrive.

7.	Fees and Recoverable Expenses. , Notwithstanding Canary's legal title over the Cannabis and Cannabis products produced within the Grow Facilities, Canary shall direct all payments arising from the sale of such Cannabis or Cannabis product to be made directly to the JVCo (the “Sale Proceeds”) provided that the JVCo shall pay Canary the following recoverable costs and expenses as determined by Canary from time to time acting reasonably (collectively, the “Recoverable Expenses”):

(a)	Seven-eighth (7/8th) of costs and expenses incurred by Canary related to:

(i)	rent, taxes (property taxes payable under by Canary under the Licensed Site lease), maintenance and repair as Canary is obligated to effect under the Licensed Site lease), insurance, hydro and gas (at a base load rate) (the "Guaranteed Expenses");

(ii)	hydro and gas (above the base load rate) and other ongoing costs and expenses of the Licensed Site; and

(iii)	Growing Cannabis at the Licensed Site as prescribed by government requirements including, without limitation, quality assurance person, responsible person, head of security and master grower (collectively “Key Persons”).

(b)	One hundred (100%) percent of all costs and expenses incurred by Canary directly related to the Grow and the Grow Facilities including without limitation any additional Key Persons required by the Grow; and

Canary shall calculate, reconcile, and be paid the Recoverable Expenses on a monthly basis without deduction, abatement or set off.

8.	Insurance.

(a)	JVCo shall maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law. During the Term of this Agreement, JVCo will, at a minimum, carry and maintain the insurance coverage specified below:

(i)	Commercial General Liability ("CGL") with limits of not less than Five Million ($5,000,000.00) Dollars per occurrence for bodily injury, personal injury and property damage;

(ii)	Automobile Liability ("AL") covering liability arising out of any auto if used in connection with the Activities to be performed under this Agreement with limits of not less than Five Million ($5,000,000.00) Dollars per occurrence for bodily injury and property damage;

(iii)	Umbrella Liability excess of CGL, and AL on an occurrence form with limits of not less than Five Million ($5,000,000.00) Dollars per occurrence.

(b)	Such further and other insurance as shall be required or is advisable by the lenders and advisors of Canary, acting reasonably; and

(c)	Canary shall be named as an additional insured party under the above insurance policies. These insurance coverages do not create or imply any limitation of liability. JVCo shall provide Canary with certificates of such insurance coverages promptly following the date that this Agreement has been executed by both Parties. Each insurance certificate shall provide that the insurance policy shall not be subject to termination without at least 30 days prior written notice to the Canary.

9.	Indemnification.

(a)	JVCo shall indemnify and hold harmless Canary and Canary's directors, officers, employees, agents, representatives, subcontractors and insurers from and against all claims against or incurred by Canary and/or its directors, officers, employees, agents, representatives, subcontractors and/or insurers by Canary's customers or other third parties to the extent such claims arise out of, are caused by, or relate to JVCo's breach of its obligations hereunder or from JVCo's negligence or misconduct.

(b)	Canary shall indemnify and hold harmless JVCo and JVCo's directors, officers, employees, agents, representatives, subcontractors and insurers from and against all claims against or incurred by JVCo and/or its directors, officers, employees, agents, representatives, subcontractors and/or insurers by Canary's customers or other third Parties to the extent such claims arise out of, are caused by, or relate to Canary's breach of its obligations hereunder or from Canary's negligence or misconduct.

10.	Common Areas and Other Space within the Licensed Site. The Parties covenant and agree that:

(a)	The following space contained on or within the Licensed Site as set out in Schedule “A” hereof are common areas over which Canary have reasonable control and discretion, provided that Canary shall implement any security or other reasonable measures, as may be directed by the JVCo, to ensure compliance with the Grow License:

(i)	Hallways;
(ii)	Shipping and receiving areas;
(iii)	Lunch rooms;
(iv)	Washrooms;
(v)	Offices;
(vi)	Parking areas; and
(vii)	Such other areas within the Licensed Site as shall be designated as common areas by Canary from time to time acting reasonably.

(b)	For the purposes of furthering the Grow, the JVCo shall also be entitled to access and use the other rooms within the Licensed Facility (“Other Spaces”), including, but not limited to:

(i)	Processing Rooms;
(ii)	Secured Storage Rooms;
(iii)	Trim Rooms;
(iv)	Back Rooms;
(v)	Drying and Cure Rooms;
(vi)	Packaging Rooms;
(vii)	Laboratory;
(viii)	Extraction Rooms;
(ix)	Cloning Rooms;
(x)	Mother Rooms;
(xi)	Vegetation Rooms;
(xii)	Fertigation Rooms;
(xiii)	Utility Rooms;
(xiv)	Maintenance Rooms; and
(xv)	Quality Assurance Office;

Notwithstanding the foregoing, in the event that the 8th (or 7th room in the event of a Reduced Room) is/are occupied by Canary or Third Party Operator, or Thrive wishes to use the Extraction Room, Packaging Room, and/or Secured Storage for its own purposes, Canary or such Third Party Operator, and/or Thrive shall also be entitled to the shared use and access of such applicable Other Spaces, which shared use and access and the concomitant terms and provisions thereof, shall be determined by JVCo from time to time, acting reasonably.

11.	Confidentiality

(a)	For the purposes of this Section 11, "Confidential Information" means all information marked confidential, restricted or proprietary by the disclosing party and all information provided by the disclosing party regarding its customers and prospective customers, account information, products and services, vendors, financial, technical or marketing information, business or marketing strategies, operating policies and procedures, and similar proprietary information, in whatever form, which could reasonably be expected to be confidential information, including JVCo Data (hereinafter defined), but does not include information which: (a) at the time of disclosure to the receiving party, was in the public domain; (b) after disclosure to the receiving party, has been published or otherwise becomes part of the public domain through no fault of the receiving party; (c) was known to the receiving party either before disclosure by the disclosing party or as a result of a disclosure from a third party who had a lawful right to disclose such information to the receiving party; or (d) was independently developed by the receiving party.

(b)	All data and other information in reports prepared by JVCo for Canary pursuant to the Activities shall be owned exclusively by JVCo (“JVCo Data”).

(c)	Each party shall safeguard and hold as confidential all Confidential Information disclosed by the other party. Each party shall use the Confidential Information of the other party solely for the purposes contemplated by this Agreement and shall not disclose such information to persons other than those employees, agents and subcontractors of such party having a need to know the information in order to perform such party's obligations under this Agreement or to enforce this Agreement or as required by law. If a party is required by law to disclose the other party's Confidential Information (such as pursuant to a subpoena, discovery document, search warrant or similar legal process), such party shall promptly notify the other party upon receipt of such legal process and reasonably cooperate with the other party (at the other party's expense) in any attempt to quash such legal process or to seek a protective order or other appropriate relief requested by the other party. Upon expiration or termination of this Agreement for any reason, upon request each party shall promptly return to the other party all of the other party's Confidential Information which is within its custody or control. Legal remedies may be insufficient for a breach of this Section so the Parties agree that an injured party shall be entitled to injunctive relief in addition to any other legal or equitable remedies.

(d)	Notwithstanding the foregoing, the Parties hereto hereby acknowledge and agree that each of the Shareholders and JVCo are involved in the same business and industry and that, therefore, from time to time certain Confidential Information exchanged by the Parties in the course of the provision of Activities hereunder may be authorized by the disclosing party to be used by the recipient for its own business purposes (an "Authorized Use"). In the event such Confidential Information is intended by the disclosing party to be used for any such Authorized Use by the recipient, such Authorized Use shall not be deemed to be in contravention of the provisions set out herein, so long as the use that is made by the recipient is in accordance with such Authorized Use.

12.	Compliance with Laws and Other Requirements

(a)	JVCo shall comply in all material respects with all governmental requirements which are applicable to the Activities and JVCo's other responsibilities under this Agreement including, without limitation, securing any licenses, permits, registrations or other authorizations from such governmental authorities as JVCo may need in order to provide the JVCo’s Activities and carry out JVCo's other responsibilities under this Agreement.

(b)	Canary represents, warrants and covenants that all Canary trademarks, tradenames and logos (the "Canary Marks") furnished by Canary to JVCo for JVCo's use in the Activities are owned or validly licensed by Canary and do not infringe upon any proprietary rights of third Parties, and Canary has all necessary right and authority to provide the Canary Marks to JVCo for JVCo's use in the Activities.

(c)	Canary hereby grants to JVCo non-exclusive, non-transferable right to use the Canary Marks solely and strictly as required to operate the Business and undertake the Activities. JVCo hereby agrees that it has no, and will acquire no, proprietary rights whatsoever in the Canary Marks and further agrees as follows:

(i)	To comply with Canary's guidelines and instructions regarding use of the Canary Marks as communicated to JVCo from time to time;

(ii)	In the event Canary notifies JVCo that such use is not in conformance with Canary's guidelines and instructions, to promptly bring such use into conformance;

(iii)	To ensure that all use of the Canary Marks will not reflect adversely upon the good name or good will of Canary;

(iv)	Not to use the Canary Marks (or any part thereof) as part of, or in combination with, any other names or trademarks;

(v)	Not to register (or aid any third party in registering) the Canary Marks (or confusingly similar mark) or take any action inconsistent with Canary's ownership of the Canary Marks in any jurisdiction;

(vi)	That all usage of the Canary Marks will be on behalf of, and inure to the benefit of, Canary; and

(vii)	On the written direction of Canary immediately cease and desist all use of the Canary Marks provided that any inability of JVCo to perform the Activities as a result of such direction shall be excused and not constitute a default hereunder by JVCo.

(d)	JVCo and Canary recognize that Thrive is licensing the use of its genetic cannabis strains and phenotypes of such strains, as well as the derivatives thereof, (whether derived from genetic manipulation, cloning, or phenotype propagation before or after the Effective Date by either Thrive of JVCo) (the "Thrive Genetics") for the Grow and Business. Such Thrive Genetics are the sole property of Thrive. Thrive hereby grants to a JVCo and Canary a non-exclusive, non-transferable right to use the Thrive Genetics as required to operate the Business and undertake the Activities. JVCo and Canary hereby agree that they have no, and will acquire no, proprietary rights whatsoever in the Thrive Genetics and further agrees that upon the termination or expiry of this Agreement, such license shall terminate and the JVCo and Canary shall destroy any Thrive Genetics each may have in their possession and shall not continue to propagate same, in any manner whatsoever. For clarity, Canary shall have no right to propagate, grow, harvest or otherwise develop or use the Thrive Genetics for its own purposes beyond the JVCo's use under the Grow License and in accordance with the Activities under this Agreement unless otherwise granted by Thrive by way of other mutual agreement. Notwithstanding the foregoing, JVCo and Thrive covenant and agree to assist Canary throughout the Term of this Agreement to create and propagate, for Canary use and benefit following the currency of this Agreement, its own genetic cannabis strains and phenotypes of such strains of quality and nature which are reasonably competitive within the marketplace.

(e)	To the extent that JVCo or Canary breach section 12(d), hereto, and continue to propagate any Genetics beyond the termination or expiry of this Agreement or outside the scope of the limited license, the parties acknowledge that Thrive shall suffer irreparable harm and would likely cause damages that are both unascertainable and not compensable through monetary relief. Accordingly, the JVCo and Canary agree, without prejudice to any and all other rights available to Thrive, that in the event of such violation of section 12(d), an mandatory or other injunction or equitable remedy shall be the only effective method to protect Thrive's rights and property as set out, and that an interim injunction shall be granted immediately on the commencement of any action by Thrive.

13.	Termination.

(a)	Canary may terminate this Agreement:

(i)	Upon sixty (60) days' notice should the JVCo have failed to pay any cost and expense for which it is responsible pursuant to this Agreement or any other agreement to which it and JVCo may be parties, as and when due, provided that the JVCo may cure such non-payment during the sixty (60) days' time period and, if so cured, the Agreement shall not terminate;

(ii)	Immediately upon written notice upon institution by JVCo of proceedings of any nature under any laws of Canada or of any province, whether such law is now existing or subsequently enacted or amended, for the relief of debtors wherein such JVCo is seeking relief as debtor;

(iii)	Immediately upon written notice upon a general assignment by JVCo for the benefit of creditors;

(iv)	Immediately upon written notice upon an institution by the JVCo of a proceeding under any section of the Bankruptcy and Insolvency Act as now existing or hereafter amended or become effective;

(v)	Immediately upon written notice upon an institution against the JVCo of a proceeding under any section of the Bankruptcy and Insolvency Act as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of thirty (30) days after the filing thereof;

(vi)	Immediately upon written notice upon a proposed plan of arrangement or other action by a JVCo's creditors taken as a result of a general meeting of the creditors of the JVCo;

(vii)	Immediately upon written notice upon an appointment of a receiver, trustee or like officer, to take possession of assets having a value in excess of Twenty-Five Thousand Dollars ($25,000.00) of the JVCo;

(viii)	Immediately upon written notice upon an admission by the JVCo in writing of its inability to pay its debts as they become due;

(ix)	Immediately upon written notice upon an attachment, execution or other judicial seizure of any part of the JVCo's assets, such attachment, execution or seizure being with respect to an amount not less than Twenty-Five Thousand Dollars ($25,000.00) any remaining undismissed or undischarged for a period of fifteen 15 days after the levy thereof;

(x)	Immediately upon written notice upon the JVCo becoming insolvent, winding-up, dissolves, or ceases to do business; or

(xi)	Immediately upon written notice where JVCo is in breach of its obligations under this Agreement or any other agreement to which it and Canary may be parties and has failed to remedy such breach within sixty (60) days of having received written notice of such breach.

(b)	JVCo may terminate this Agreement:

(i)	Upon sixty (60) days' notice should the Canary have failed to pay any cost and expense for which it is responsible pursuant to this Agreement or any other agreement to which it and Canary may be parties, as and when due, provided that the JVCo may cure such non-payment during the sixty (60) days' time period and, if so cured, the Agreement shall not terminate;

(ii)	Immediately upon written notice upon institution by Canary of proceedings of any nature under any laws of Canada or of any province, whether such law is now existing or subsequently enacted or amended, for the relief of debtors wherein such Canary is seeking relief as debtor;

(iii)	Immediately upon written notice upon a general assignment by Canary for the benefit of creditors;

(iv)	Immediately upon written notice upon an institution by the Canary of a proceeding under any section of the Bankruptcy and Insolvency Act as now existing or hereafter amended or become effective;

(v)	Immediately upon written notice upon an institution against the Canary of a proceeding under any section of the Bankruptcy and Insolvency Act as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of thirty (30) days after the filing thereof;

(vi)	Immediately upon written notice upon a proposed plan of arrangement or other action by a JVCo's creditors taken as a result of a general meeting of the creditors of the Canary;

(vii)	Immediately upon written notice upon an appointment of a receiver. trustee or like officer, to take possession of assets having a value in excess of Twenty-Five Thousand Dollars ($25,000.00) of the Canary;

(viii)	Immediately upon written notice upon an admission by the Canary in writing of its inability to pay its debts as they become due;

(ix)	Immediately upon written notice upon an attachment, execution or other judicial seizure of any part of the Canary's assets, such attachment, execution or seizure being with respect to an amount not less than Twenty-Five Thousand Dollars ($5,000.00) any remaining undismissed or undischarged for a period of fifteen (15) days after the levy thereof;

(x)	Immediately upon written notice upon the Canary becoming insolvent, winds up, dissolves, or ceases to do business; or

(xi)	Immediately upon written notice where Canary is in breach of its obligations under this Agreement or any other agreement to which it and Canary may be parties and has failed to remedy such breach within 20 days of having received written notice of such breach.

(c)	Any Party may terminate this Agreement in the event of a material breach by another party (irrespective of whether such breach term was for the benefit of the terminating party) provided that the breaching party has been provided of such material breach and has cured such breach within thirty (30) days' time.

(d)	The Parties hereby agree that in the event that this Agreement is terminated:

(i)	During the notice of termination period, the Parties shall continue their business relationship in the normal course provided that Canary or any associate company or both may reengage another party to provide services similar to the Activities undertaken by JVCo and take any other action which it deems necessary to ensure the continuity of Activities contemplated herein.

(ii)	JVCo shall discontinue the use of and thereafter refrain from using in any capacity any of Canary Mark and thereafter take no action that would make it appear to the public that JVCo is supplying Activities to Canary.

(iii)	Canary shall discontinue the use of and thereafter refrain from using in any capacity any of the Genetics that Thrive supplied to JVCo and/or Canary.

Except as otherwise expressly provided herein, the rights or obligations which shall have accrued prior to such termination shall not be prejudiced and shall not destroy or diminish the binding force or effect of any of the provisions of this Agreement which are expressly or by implication provided to come into force upon or continue in force after such termination.

14.	Expiration, Termination, Leasehold Improvements, and Trade Fixtures

(a)	On the expiration of the Term, JVCo shall surrender and yield up the Grow Facilities to Canary in as good condition as the JVCo is required to maintain the Grow Facilities and the JVCo shall deliver to Canary all keys to the Licensed Site and Grow Facilities, and the combination of all locks, safes and vaults, if any, in Licensed Site and Grow Facilities.

(b)	JVCo shall not make any improvements to the Licensed Site without the consent of Canary, which consent Canary may not unreasonably withhold. JVCo shall also not overload the Licensed Site or do any act or omit to do any act which will constitute an act of default on the part of Canary in respect of any agreement to which it is a party in respect of the Licensed Site. All leasehold improvements shall immediately upon their placement become Canary’s property, without compensation to the JVCo and shall not be removed as a result thereof.

(c)	Subject to the JVCo Unanimous Shareholders' Agreement, the JVCo shall be entitled to remove its trade fixtures from the Grow Facilities upon the early termination of this Agreement or during the Term in the usual course of business. At the end of the Term, JVCo may remove its trade fixtures.

(d)	JVCo shall, at its sole cost and expense, repair any damage caused to the Licensed Site by its trade fixtures and the installation thereof, and where permitted hereunder the removal thereof.

15.	Independent Contractor Status; Authority.

(a)	Nothing in this Agreement shall be deemed or construed to create the relationship of partnership, it being understood that neither the method of computing compensation nor any other provision contained in this Agreement shall be deemed to create any relationship between the Parties other than the relationship of independent contractors. Neither party has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other party except with the express written consent of the other Party.

(b)	The Parties expressly agree that Canary has not established the specific methods of how JVCo should perform the Activities pursuant to this Agreement. Canary is relying on JVCo’s knowledge, experience and expertise as an expert in the management and operation of cultivation facilities. Further, the Parties agree that Canary has not provided JVCo with training with respect to the Activities which JVCo shall render on behalf of Canary, pursuant to this Agreement.

16.	Notices. Any notices to be given hereunder to any other party, including any notice of a change of address, shall be in writing and shall be deemed validly given if, (a) delivered personally; (b) sent by overnight or second day express delivery service; (c) sent by registered or certified mail, postage prepaid, return receipt requested; or (d) sent by confirmed facsimile, as follows:

(a)	If to Canary, at 385 Second Avenue West, Simcoe, ON N3Y 0G1

(b)	If to Thrive/Shareholder, at 41 Townline Road, Simcoe, ON N3Y 4K3

(c)	If to JVCo, at 385 Second Avenue West, Simcoe, ON N3Y 0G1

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date of the facsimile confirmation if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

17.	Assignment. No party shall have the right to assign this Agreement without the consent of the other party save in the event of an assignment of this Agreement to a secured creditor of Canary by reason of enforcement or otherwise.

18.	Amendment or Waiver. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by both Parties. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party who is asserted to have made the waiver; any waiver of a breach or observance of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

19.	Headings; Captions. The headings and captions of this Agreement are included for convenience only and shall not be considered in construction of the provisions hereof.

20.	Public Statements. The terms of this Agreement shall be kept confidential by the Parties and neither party shall make public statements about such terms, except such disclosures as may be required to comply with legal process. The foregoing notwithstanding, either party may make internal disclosures of non-confidential information to its directors, officers and employees, including posting non-confidential information on its intranet site. In addition, the Parties agree to cooperate in the preparation and release of a mutually acceptable joint press release.

21.	Governing Law. This Agreement shall be governed by the laws of the Province of Ontario without regard to its conflicts of laws principles and the Parties attorn to the exclusive jurisdiction of the Ontario Courts.

22.	Survival. The provisions of Section 9, Section 11, Section 12, Section 13, and Section 14 shall survive any expiration or termination of this Agreement, together with any other provisions hereof which, by their nature, are intended to survive termination.

23.	Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of this Agreement, which shall be construed as if such invalid or unenforceable provision had never been a part of this Agreement but in a manner so as to carry out as nearly as possible the parties' original intent

24.	Binding Effect. This Agreement shall be binding upon and shall benefit the Parties and their respective successors and permitted assigns.

25.	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

26.	Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

27.	Entire Agreement. This Agreement, along with the Unanimous Shareholders' Agreement dated the 14th day of May, 2020 between the parties hereto, constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes any letters of intent, memorandums of understanding, confidentiality agreements, and other agreements and communications, oral or written, between the Parties regarding such subject matter.

IN WITNESS WHEREOF the parties have executed this Loan Agreement as of the date first above written.

CANARY RX INC.

Per:
Name: Anthony C. Zarcone
I have authority to bind the Corporation

9258159 CANADA INC.

Per:
Name: Geoffrey Hoover
I have authority to bind the Corporation

2755757 ONTARIO INC.

Per:
Name: Barry Katzman
I have authority to bind the Corporation

SCHEDULE “A”